THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT AND REGISTRATION OR OTHER QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE REGISTRATION OR OTHER QUALIFICATION IS NOT REQUIRED.

_____________________

No. SC-100

July 13, 2022

AMENDED AND RESTATED
SECURED PROMISSORY NOTE

SPROUT FOODS, INC., a Delaware corporation (the “Company”), for value received, promises to pay to the order of NH EXPANSION CREDIT FUND HOLDINGS LP or its permitted assign(s) of all or any portion thereof (each, a “Holder” and collectively, the “Holders”) the aggregate sum of Thirteen Million Dollars and No Cents ($13,000,000), together with any accrued and unpaid interest hereon, each as set out below. The outstanding principal balance of this Amended and Restated Secured Promissory Note (this “Note”) shall bear interest at the rate of ten percent (10.0%) per annum, increasing by one percent (1.0%) per annum every three (3) months during the term of this Note (collectively, the “Deferred Interest”), commencing September 30, 2022, which shall be compounded by being added to the principal amount of this Note on each Payment Date from the date of this Note until repaid in Repayment Shares or paid in full in accordance with the terms hereof; provided, however, that upon an Event of Default (as defined below) and while such Event of Default is continuing, this Note shall bear interest at the rate per annum equal to five percent (5.0%) above the rate that is otherwise applicable hereto, compounded weekly. Interest will be calculated on the basis of a 360 day year for the actual number of days elapsed.

This Note is the “Note” referred to (and as defined) in that certain First Amendment to Stock Purchase Agreement (the “SPA”) dated as of even date herewith by and among the Company, Neptune Growth Ventures Inc. (“Pledgor”) and the other Stockholders (as defined therein) signatory thereto. Subject to the terms and conditions of the SPA and this Note, this Note amends and restates in its entirety, without novation, that certain Secured Promissory Note (the “Original Note”) issued by the Company to the Holder dated as of February 10, 2021 (the “Original Issue Date”). The parties acknowledge and agree that Holder purchased the Original Note for Ten Million Dollars ($10,000,000), and that this Note issued being sold to and purchased by Holder for additional consideration of Three Million Dollars ($3,000,000).

1.
REPAYMENT
(a)
Payment of Principal and Interest. The Deferred Interest shall be added to the principal amount of this Note, quarterly in arrears on the last day of each fiscal quarter during the term hereof (each, a “Payment Date”) commencing September 30, 2022. Upon the Maturity Date (as defined below), an amount (the “Maturity Payment”) equal to the sum of (x) all unpaid principal then outstanding on this Note plus (y) all accrued and unpaid interest outstanding under this Note (including interest paid or payable upon repayment), shall be due and payable in cash, in one lump sum, unless required to be repaid sooner under the provisions of this Note. The “Maturity Date” means the earlier to occur of: (i) February 1, 2024; or (ii) the occurrence and continuance beyond any applicable grace or cure period of any Event of Default. All payments under this Note will be made in cash in currency of the United States of America, for the benefit of Holder, and will be made by wire transfer of immediately available funds to an account that Holder gives to the Company by written notice made under the provisions of this Note. Any and all payments under this Note shall be made free and clear of, and without deduction or withholding for, any and all present or future

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federal, state, local and foreign taxes, levies, deductions, charges or withholdings, and all liabilities with respect thereto. Nothing herein shall in any way limit or restrict Section 1(e) below.
(b)
Prepayment. This Note may be prepaid in whole or in part, from time to time, without premium or penalty, by the Company in its sole discretion.
(c)
Application of Payments. Payments on this Note will be applied first to fees, costs and expenses payable under this Note, second to accrued interest, and the balance to the remaining amounts due hereunder. Despite anything to the contrary set out in this Note, the amounts due and payable will not exceed the maximum non-usurious rate of interest as in effect from time to time. If Holder receives any sums under this Note which constitute interest in an amount in excess of that permitted to be paid under applicable law, then, all such sums constituting interest in excess of that permitted to be paid under applicable law shall, at Holder’s option, either be credited to the payment of principal owing hereunder or returned to the Company.
2.
DEFINITIONS; CONVERSION
(a)
Definitions. The following terms will have the following meanings:
(i)
“Affirmation” means that certain Affirmation of Unconditional Guaranty and Pledge Agreement, in substantially the form attached hereto as Annex X.
(ii)
“Business Day” means any day that is not a Saturday, Sunday or a day on which banks in New York City are closed.
(iii)
“Collateral” means any and all properties, rights and assets of the Company described on Exhibit A.
(iv)
“Guaranty” means that certain Unconditional Guaranty of the Original Issue Date, made by Guarantor in favor of Holder, in form and content reasonably acceptable to Holder; as affirmed pursuant to the Affirmation; and “Guarantor” means Neptune.
(v)
“Neptune” means Neptune Wellness Solutions Inc., a Quebec corporation.
(vi)
“Pari Passu Indebtedness” shall mean all principal, interest, fees, expenses and other amounts now or in the future owing to the Pari Passu Lenders on terms acceptable to Holder, provided that (i) an Intercreditor Agreement is in effect within ten (10) Business Days from the date of this Note, and (ii) the aggregate principal amount outstanding thereunder shall not exceed Twenty Four Million Five Hundred Thousand Dollars ($24,500,000). “Pari Passu Lenders” shall mean the lenders providing Pari Passu Indebtedness under the SPA (or another purchase agreement), including but not limited to Neptune, on terms acceptable to Holder. “Intercreditor Agreement” means an intercreditor agreement by and between the Pari Passu Lenders and Holder, acceptable to Holder.
(vii)
“Person” means any individual, partnership, limited liability company, corporation, association, cooperative, trust, estate or other entity.
(viii)
“Pledge Agreement” means that certain Pledge Agreement dated as Original Issue Date, made by Pledgor in favor of Holder, in form and content reasonably acceptable to Holder; as affirmed pursuant to the Affirmation.
(ix)
“Repayment Shares” means any securities of Neptune Common Stock issuable upon the repayment of this Note.
(x)
“Restated Certificate” means the Company’s Tenth Amended and Restated Certificate of Incorporation dated February 10, 2021, as it may be amended from time to time.

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(b)
Share Repayment. At any time and from time to time prior to the Maturity Date, the Company, upon the prior written consent of Holder, which may be granted or withheld in Holder’s sole discretion, may elect to repay all or any part of the then-outstanding principal and interest due on this Note into that number of shares of Neptune’s Common Stock (the “Neptune Common Stock”) as is determined by dividing the total principal and accrued but unpaid interest balance under this Note that is being repaid by an amount equal to the Repayment Price (each, a “Share Repayment Election”); provided, that the Share Repayment Election shall not occur after the Maturity Date or after the occurrence of an Event of Default, in each case without the prior written consent of Holder. As used herein, the “Repayment Price” shall be determined based upon the volume weighted average price of a share of Neptune Common Stock on NASDAQ for the twenty (20) trading days ending immediately prior to the date of any conversion hereunder.
(c)
Mechanics of Conversion. The Company will provide Holder not less than ten (10) Business Days prior written notice of any Share Repayment Election, including the amount due under this Note to be repaid, the Repayment Price applicable thereto and the number of shares of Neptune Common Stock into which this Note may, if consented to by Holder, be repaid. The Company will, as soon as practicable but in no event later than five (5) days after the delivery by Holder of Holder’s acceptance, if at all and in Holder’s sole discretion, of the Share Repayment Election, take all such steps as shall be reasonably necessary to cause Neptune to issue to Holder the shares of Neptune Common Stock to be delivered hereunder. In the event Holder accepts the Share Repayment Election, Holder shall tender the Note to the Company (or to Neptune, upon the Company’s request thereof) in connection with the Share Repayment Election (unless Holder notifies the Company or its transfer agent that the Note has been lost, stolen or destroyed) and, unless the Share Repayment Election is with respect to the total amount then due and payable under this Note, the Company shall issue to Holder a new note, on substantially the same terms and conditions hereof, in the principal amount then due after giving effect to the Share Repayment Election.
(d)
Taxes. The Company will pay any and all taxes (other than transfer taxes resulting from the assignment by Holder of all or any portion of this Note, if any), which may be imposed on it with respect to the issuance and delivery of the Neptune Common Stock upon the Share Repayment Election.
(e)
No Fractional Shares. No fractional shares of securities are to be issued upon the Share Repayment Election. In lieu of the Company issuing any fractional shares, the Company shall pay to Holder an amount equal to the product of the per share Repayment Price (as set forth in Section 2(b)) by the fraction of the share not issued pursuant to the prior sentence.
(f)
Blocker. Notwithstanding anything else set forth herein, the number of shares of Neptune Common Stock that may be issued pursuant to all Share Repayment Elections shall not exceed 19.99% of the then issued and outstanding Neptune Common Stock (as calculated in accordance with the applicable NASDAQ rules, including any NASDAQ rules relating to aggregation that may be applicable to the issuance of shares of Neptune Common Stock in connection with the Note and/or the SPA, as amended).
3.
CREATION AND GRANT OF SECURITY INTEREST
(a)
The Company hereby grants to Holder, to secure the payment and performance in full of all of the obligations under this Note (the “Obligations”), a continuing security interest in, and pledges to Holder the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. The Company hereby authorizes Holder to file financing statements, without notice to the Company, at the Company’s expense, with all appropriate jurisdictions to perfect or protect Holder’s interest or rights hereunder. If this Note is terminated, Holder’s lien and security interest in the Collateral granted hereunder shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash (or repaid in full in accordance with the terms hereof). Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and/or repaid in Conversion Shares in whole of the Obligations in accordance with the terms hereof, or any combination thereof, Holder’s lien and security interest shall be automatically released and all rights therein shall revert to the Company.
(b)
Without limiting the foregoing: the Company hereby pledges, assigns and grants to Holder, a security interest in one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by the Company or any subsidiary of the Company, in any subsidiary (the “Shares”),

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together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Subject to the written consent of the Pari Passu Lenders, the certificate or certificates for the Shares (if any) will be delivered to Holder, accompanied by an instrument of assignment duly executed in blank by the Company; until such time as such certificate(s) for the Shares (if any) shall be delivered to Holder, the parties acknowledge and agree that Neptune shall hold such certificates as bailee for perfection of Holder’s and the other Pari Passu Lenders’ security interest in such Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Holder may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Holder and cause new (as applicable) certificates representing such securities to be issued in the name of Holder or its transferee. The Company will execute and deliver such documents, and take or cause to be taken such actions, as Holder may reasonably request to perfect or continue the perfection of Holder’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, the Company shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Note or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.
4.
INTERCREDITOR AGREEMENT

The Company covenants and agrees, and each Holder of this Note by its acceptance hereof, likewise covenants and agrees, that any and all amounts due under this Note are payable on a pro rata and pari passu basis with the Pari Passu Indebtedness, all of which indebtedness (to Holder and the Pari Passu Lenders) shall be senior in payment and priority to all other indebtedness of the Company; provided, that Holder and the Pari Passu Lenders shall, within ten (10) Business Days from the date of this Note, enter into an Intercreditor Agreement with respect to the Pari Passu Indebtedness, on terms and conditions reasonably acceptable to Holder and the Pari Passu Lenders.

5.
covenants of the company
(a)
The Company shall maintain unrestricted cash in a deposit account, subject to a control agreement in favor of, and in form and content reasonable acceptable to, Holder, in the minimum amount of Five Hundred Thousand Dollars ($500,000.00).
(b)
The Company will not, by amendment of its Restated Certificate, by-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note.
(c)
The Company will not grant (or permit to be granted) any security in any assets of the Company or any subsidiary to any third party (other than the holders of the Pari Passu Indebtedness) after the date hereof without the prior written consent of Holder, except for purchase money security interests and capital equipment lease agreements incurred in the ordinary course of business.
(d)
So long as this Note is outstanding the Company will not, and it will not permit any direct or indirect subsidiary of the Company to, in each case without the prior written consent of Holder, issue, incur, assume, create, guaranty or have outstanding any indebtedness for borrowed money, in each case other than (i) the Company’s Pari Passu Indebtedness, (ii) equipment leases, including, without limitation, financing leases for capital equipment, provided that any liens or security interests granted in connection therewith are limited to the assets so financed, (iii) purchase money security indebtedness, (iv) working capital lines of credit secured exclusive by purchase orders, accounts receivables and inventory as collateral, and/or (v) unsecured convertible debt financing which is subordinate to this Note; provided that the aggregate amount of indebtedness incurred in connection with (ii) through (iv) above shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).

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(e)
The Company shall take all such further actions and execute all such further documents and instruments as Holder may at any time reasonably determine to be necessary or desirable to further carry out and consummate the transactions contemplated by this Note and the documentation relating thereto.
(f)
The Company will notify Holder (1) before the Company files for bankruptcy or makes a general assignment for the benefit of creditors, or (2) immediately if any creditor or group of creditors files a petition with a U.S. bankruptcy court seeking to declare the Company bankrupt or insolvent or the Company receives any threat, orally or in writing, that a creditor or group of creditors intends to file a petition against the Company in U.S. bankruptcy court seeking to declare the Company bankrupt or insolvent.
6.
EVENTS OF DEFAULT

The occurrence of any of the following events shall be an event of default under this Note (each an “Event of Default”):

(a)
Failure to Pay. The Company shall fail to pay (i) any principal or interest when due or (ii) any other amount required under the terms of this Note within three (3) Business Days of the date when due and payable or declared due and payable, in each case of (i) and (ii), whether by acceleration or otherwise; or
(b)
Breaches of Covenants. The Company or any subsidiary shall materially fail to observe or perform any covenant, obligation, condition or agreement contained in this Note; or
(c)
Default on Other Indebtedness; Judgments. Any default or event of default shall have occurred with respect to any other indebtedness of the Company in excess of $250,000 (including the Pari Passu Indebtedness), and the effect of such default has caused such indebtedness to become due prior to its stated maturity; one or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against the Company and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof; or
(d)
Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or
(e)
Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or
(f)
Material Adverse Change; Any circumstance occurs which could reasonably be expected to have is (a) a material impairment in the perfection or applicable priority of Holder’s lien and security interest in the Collateral, or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations; or
(g)
Breaches of Representations and Warranties. Any representation or warranty made by the Company in this Note shall be untrue in any material respect when made; or

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(h)
Guaranty; Pledge Agreement. (a) Any Guaranty or Pledge Agreement terminates or ceases for any reason to be in full force and effect; (b) any Guarantor or Pledgor does not perform any obligation or covenant under any Guaranty or the Pledge Agreement, as applicable; (c) the liquidation, winding up, or termination of existence of any Guarantor; (d) there is a material impairment in the perfection or priority of Lender’s lien in the collateral, taken as a whole, provided by Pledgor or in the value of such collateral; or (e) if any of the circumstances described in Section 6(a) through (g) occurs with respect to Guarantor or Pledgor.
7.
remedies
(a)
Balance Due. On the occurrence and continuation of an Event of Default, the Maturity Payment and all other amounts under this Note will, at the option of Holder, unless earlier repaid in Repayment Shares in accordance with the terms of this Note, become immediately due and payable WITHOUT DEMAND, PRESENTMENT, PROTEST OR NOTICE OF DEMAND, NONPAYMENT OR DISHONOR, ALL OF WHICH ARE EXPRESSLY WAIVED BY THE COMPANY, and Holder will have, in addition to any other rights and remedies provided for in this Note, all of the rights and remedies of a creditor at law or in equity. Notwithstanding the foregoing, upon the occurrence of an Event of Default as described in Section 5(d) or 5(e) above, the Maturity Payment and all other amounts under this Note shall automatically become immediately due and payable without any action by Holder.
(b)
Rights as a Secured Creditor. On the occurrence and continuation of an Event of Default, Holder shall have all rights and remedies of a secured lender, at law or in equity, whether pursuant to Article 9 of the Uniform Commercial Code then in effect or otherwise.
8.
MISCELLANEOUS
(a)
Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to a party upon any breach or default of the other party under this Note shall impair any such right, power or remedy of the party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a party of any breach or default under this Note or any waiver on the part of a party of any provisions or conditions of this Note must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Note or by law or otherwise afforded to the parties, shall be cumulative and not alternative.
(b)
Amendment Provision. This Note and any provision of it may only be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of the Company and Holder.
(c)
Severability. The invalidity or unenforceability of any provision of this Note shall not affect the validity or enforceability of any other provision of this Note. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(d)
Notice. All notices, requests, demands, claims, consents, and other communications hereunder shall be in writing and shall be deemed delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) two (2) business days after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or (iii) upon delivery when sent by facsimile or email (with confirmation of receipt), in each case to the intended recipient as set forth below:

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If to the Company: SPROUT FOODS, INC. 50 Chestnut Ridge Road, Suite 205 Montvale, NJ 07645 Attention: Capp Culver	With a copy to: Troutman Pepper Hamilton Sanders LLP 401 9th Street, N.W., Suite 1000 Washington, DC 20004 Attention: Thomas M. Rose
If to Holder: NH EXPANSION CREDIT FUND HOLDINGS LP 1585 Broadway, 39th Floor New York, NY 10036 Attention: Debra Abramovitz	With a copy to: Barnes & Thornburg LLP 655 W. Broadway, Suite 1300 San Diego, CA 92101 Attention: Troy Zander

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(e)
Assignability. This Note will be binding on the Company and its successors and assigns and will inure to the benefit of Holder and its successors and assigns; provided that the Company may not assign any of its rights or delegate any of its duties under this Note without the prior written consent of Holder.
(f)
Lost or Stolen Note. On receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, the Company will execute and deliver a new Note in the form hereof, in denominations as Holder may request.
(g)
Partial Repayment Shares. Unless otherwise provided herein, conversion of any portion of the principal balance of this Note will not relieve the Company of its obligation to pay any accrued but unpaid interest on the portion of the principal balance of this Note so repaid in Repayment Shares. To the extent that any portion of this Note is not repaid in Repayment Shares, the portion will remain a debt of the Company payable under the terms of this Note.
(h)
Governing Law; Waiver of Rights; Attorneys’ Fees.
(i)
New York law governs this Note without regard to principles of conflicts of law. The Company and Holder each submit to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Note shall be deemed to operate to preclude any Holder from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the obligations hereunder, or to enforce a judgment or other court order in favor of any Holder. The Company expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Company hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.
(ii)
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND HOLDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS NOTE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS NOTE OR ANYWHERE ELSE, EACH PARTY AGREES THAT IT SHALL NOT SEEK FROM ANY OTHER PARTY UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL,

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INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
(iii)
If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership, or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal, interest and other amounts payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.
(i)
Expenses. The Company shall be responsible for all expenses and legal fees incurred by or on behalf of Holder with respect to the preparation, negotiation and issuance of this Note.
(j)
Certain Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest, and notice of dishonor.
(k)
Execution. This Note may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument. Delivery of a counterpart hereof by facsimile transmission or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.
(l)
Representations and Warranties of the Company. The Company hereby represents and warrants to Holder that: (i) it is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware; (ii) the execution, delivery and performance by it of this Note is within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (other than such actions and/or filings that may properly be made or provided after the date of this Note) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its Restated Certificate or by‑laws or of any agreement or instrument to which it is a party or is subject, or by which it, or its property, is bound, or of any judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any lien on any of its assets; and (iii) this Note constitutes a valid, binding and enforceable obligation of the Company, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
(m)
Publicity. None of the parties hereto nor any of its respective member businesses or affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with the provisions of any nondisclosure and/or confidentiality agreements or arrangements.

[Signature page follows.]

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IN WITNESS WHEREOF, this Note has been signed by the Company as of the date first written above in this Note.

SPROUT FOODS, INC.,

a Delaware corporation

By: /s/ Sarah Tynan

Name: Sarah Tynan

Title: CEO

Acknowledged and agreed:

NH EXPANSION CREDIT FUND HOLDINGS LP

By: MS Expansion Credit GP, L.P.

Its: General Partner

By: MS Expansion Credit GP Inc.

Its: General Partner

By /s/ William Reiland

Name: William Reiland

Title: Managing Director

and

NEPTUNE WELLNESS SOLUTIONS INC.

By /s/ Randy Weaver

Name: Randy Weaver

Title: Chief Financial Officer

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EXHIBIT A

The Collateral consists of all of the Company’s right, title and interest in and to the following personal property wherever located, whether now owned or hereafter acquired or arising:

All goods, Accounts (including but not limited to health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located, equity interests of any Subsidiary, and all the Company’s books and records relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. (Capitalized terms used herein without definition shall have the meanings ascribed in the Uniform Commercial Code in effect in New York (or the relevant jurisdiction of organization of the Company).)

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